Exhibit 4.2

RELIANCE STEEL & ALUMINUM CO.
RSAC MANAGEMENT CORP.
FIRST AMENDMENT
TO CREDIT AGREEMENT AND MASTER SUBSIDIARY GUARANTY
          This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of February 16, 2006 and entered into by and among Reliance Steel & Aluminum Co., a California corporation (“RSA”), RSAC Management Corp., a California corporation (“RSAC Management” and together with RSA, jointly and severally, “Borrowers” and individually, a “Borrower”), the lenders party to the Credit Agreement (the “Lenders”) and Bank of America, N.A., as administrative agent for the Lenders (“Administrative Agent”), and, for purposes of Section 1.8 and Section 4 hereof, each of the Guarantors, and is made with reference to that certain Credit Agreement dated as of June 13, 2005 (the “Credit Agreement”), by and among Borrowers, Lenders and Administrative Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.
RECITALS
          WHEREAS, Borrowers desire to consummate the EMJ Acquisition (as defined below) and desire to pay a portion of the consideration payable for the EMJ Acquisition from the proceeds of Loans borrowed under the Credit Agreement;
          WHEREAS, EMJ (as defined below) has a revolving credit facility that allows maximum borrowing of $300 million and that is secured by a lien on all domestic inventory and accounts receivables of the EMJ Companies, which credit facility Borrowers intend to pay off in full and terminate as of the First Amendment Effective Date (as defined below);
          WHEREAS, EMJ has issued certain Senior Secured Notes in the principal amount of $250 million, that will remain outstanding under the EMJ Indenture (each as defined below), that are secured by existing and future acquired unencumbered real property, plant and equipment of the EMJ Companies, which security interest would remain in effect after the EMJ Acquisition, and that are callable on or about June 2007 and the EMJ Indenture prohibits the EMJ Companies from guaranteeing certain other debt and limits the payment of dividends by EMJ;
          WHEREAS, EMJ assumed, as of September 21, 1993, obligations under those Industrial Revenue Refunding Bonds in the original aggregate principal amount of $4,300,000 in favor of The Mecklenburg County Industrial Facilities and Pollution Control Financing Authority and NationsBank of North Carolina, N.A. as trustee, which would remain in effect after the EMJ Acquisition;

          WHEREAS, EMJ’s Canadian subsidiary maintains a separate credit facility allowing borrowings of up to C$12 million and term financial instruments totaling C$10 million which is secured by the Canadian assets of such Canadian subsidiary;
          WHEREAS, EMJ has borrowed against the cash surrender value of certain life insurance policies (which borrowings are non-recourse to Borrowers, EMJ and their respective Subsidiaries), which EMJ intends to maintain for the life of such policies;
          WHEREAS, Borrowers and Lenders desire to amend the Credit Agreement to (i) permit the EMJ Acquisition, (ii) increase the Aggregate Commitments to $700,000,000, and (iii) make certain other amendments as set forth below;
          WHEREAS, Guarantors and Lenders desire to amend the Master Subsidiary Guaranty dated as of June 13, 2005, by and among Guarantors and Administrative Agent on behalf of Lenders (the “Master Subsidiary Guaranty”);
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Section 1. AMENDMENTS TO THE CREDIT AGREEMENT AND MASTER SUBSIDIARY GUARANTY
1.1 Amendments to Section 1: Definitions and Accounting Terms.
     A. Section 1.1 of the Credit Agreement is hereby amended by adding the following definitions in alphabetical order:
‘“Adjusted Acquired Business EBITDA’ means for any period ending on or before the date of any Acquisition of an Acquired Business (other than the EMJ Companies if the EMJ Guaranty Event has not occurred on or prior to the last day of such period) the sum of items (a) through (f) of the definition of EBITDA with respect to such Acquired Business.”
‘“Adjusted EBITDA’ means, with respect to any Person and with respect to any fiscal period, the sum of (a) Net Income of that Person for that period, plus (b) any non-operating non-recurring loss reflected in such Net Income, minus (c) any non-operating non-recurring gain reflected in such Net Income, plus (d) Interest Expense of that Person for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of that Person for that period (whether or not payable during that period), plus (f) depreciation, amortization and all other non-cash expenses of that Person for that period, plus (g) Adjusted Acquired Business EBITDA, in each case as determined in accordance with GAAP, and adjusted by subtracting equity in earnings in 50% or less owned companies and joint ventures and, to the extent approved by Administrative Agent (which approval shall not be unreasonably withheld), any other companies not consolidated with Borrowers, and

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by adding Cash dividends received from 50% or less owned companies and joint ventures and, to the extent approved by Administrative Agent (which approval shall not be unreasonably withheld), any other companies not consolidated with Borrowers; provided that Adjusted Acquired Business EBITDA with respect to any Acquired Business shall only be included in Adjusted EBITDA if such Adjusted Acquired Business EBITDA is shown on the financial statements of such Acquired Business either (i) audited by an independent accounting firm, (ii) reviewed by an independent accounting firm as long as such reviewed and unaudited Adjusted Acquired Business EBITDA does not exceed 10% of the total audited Adjusted EBITDA of RSA and its Subsidiaries (excluding EMJ Companies) or, (iii) subject to consent of the Requisite Lenders, unaudited or reviewed by an independent accounting firm.”
‘“Adjusted Funded Debt’ means, as of the date of determination, without duplication, the sum of (a) all principal Indebtedness of RSA and its Subsidiaries for borrowed money (including debt securities issued by RSA or any of its Subsidiaries but, to the extent such date of determination occurs prior to the occurrence of the EMJ Guaranty Event, excluding such Indebtedness of EMJ Companies) on that date, plus (b) Guaranty Obligations in connection with Synthetic Leases, plus (c) the aggregate amount of all Capital Lease Obligations of RSA and its Subsidiaries (excluding such Capital Lease Obligations of EMJ Companies to the extent such date of determination occurs prior to the occurrence of the EMJ Guaranty Event) on that date, plus (d) all Letter of Credit Usage and the face amount of, and reimbursement obligations with respect to, any other letters of credit issued for the account of RSA or its Subsidiaries.”
‘“Adjusted Leverage Ratio’ means, as at any date of determination, the ratio of (a) Adjusted Funded Debt as of such date of determination to (b) Adjusted EBITDA of RSA and its Subsidiaries (excluding EMJ Companies to the extent such date of determination occurs prior to the occurrence of the EMJ Guaranty Event) on a consolidated basis for the fiscal period consisting of the four Fiscal Quarters ended on or immediately prior to such date.”
‘“EMJ’ means, before the EMJ Merger, Earle M. Jorgensen Company, a Delaware corporation and, on and after the EMJ Merger, EMJ Acquisition Sub, the surviving entity of the EMJ Merger.”
‘“EMJ Acquisition’ means the Acquisition of the EMJ Companies as contemplated by and in accordance with the EMJ Transaction Documents.”
‘“EMJ Acquisition Sub’ means RSAC Acquisition Corp., a Delaware corporation, which will be renamed ‘Earle M. Jorgensen Company’ upon the EMJ Merger.”
‘“EMJ Certificate of Merger’ means that certificate of merger executed by EMJ Acquisition Sub filed with the Delaware Secretary of State to effect the EMJ Merger.”

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     ‘“EMJ COLI’ means those certain life insurance policies obtained in 1984, 1985 and 1986 by Kilsby-Roberts Holding Co. (‘KR’) from Phoenix Mutual Life Insurance Company covering participants in the KR employee stock ownership plan and certain other KR executives, owned by EMJ, each of which policies has EMJ as its sole beneficiary.”
     ‘“EMJ Companies’ means EMJ and its Subsidiaries.”
     ‘“EMJ Guaranty Event’ means (i) the occurrence of the EMJ Guaranty Requirement Date and (ii) the execution and delivery of the Material Subsidiary Guaranty and certificates and other documents and opinions by EMJ and each of the EMJ Material Subsidiaries in accordance with Section 6.3.”
     ‘“EMJ Guaranty Requirement Date’ means the earliest of (i) the date on which the EMJ Senior Secured Notes are no longer outstanding under the EMJ Indenture, (ii) the date on which the EMJ Indenture Documents no longer prohibit the execution of the Material Subsidiary Guaranty by EMJ and EMJ Material Subsidiaries, including, without limitation, as a result of a redemption, repayment, prepayment, repurchase, satisfaction and discharge or defeasance of the EMJ Senior Secured Notes, and (iii) the date on which any EMJ Company executes a guaranty with respect to any of the note purchase agreements described in Schedule 7.3 or with respect to any Indebtedness issued pursuant to Section 7.3(a) or Section 7.3(f).”
     ‘“EMJ Indenture’ means that certain Indenture dated as of May 22, 2002, by and between EMJ and The Bank of New York, a New York banking corporation, relating to $250,000,000 of 9 3/4% Senior Secured Notes due 2012, as amended on or before the First Amendment Effective Date (to the extent copies of such amendments, if any, have been delivered to Lenders prior thereto) and as further amended from time to time thereafter in accordance with Section 7.19.”
     ‘“EMJ Indenture Documents’ means the EMJ Indenture, the EMJ Indenture Supplement, the EMJ Senior Secured Notes and each of the other ‘Note Documents’ (as such term is defined in the EMJ Indenture), in each case as amended on or before the First Amendment Effective Date (to the extent copies of such amendments, if any, have been delivered to Lenders prior thereto) and as further amended from time to time thereafter in accordance with Section 7.19.”
     ‘“EMJ Indenture Supplement’ means that certain supplement to the EMJ Indenture dated as of a date that is after the date hereof and on or before the First Amendment Effective Date, by and between EMJ and The Bank of New York, a New York banking corporation, relating to $250,000,000 of 9 3/4% Senior Secured Notes due 2012, which supplement shall be in form and substance satisfactory to Administrative Agent.”
     ‘“EMJ Material Subsidiary’ means a Subsidiary of EMJ which is a Material Domestic Subsidiary, or which would be a Material Domestic Subsidiary if the definition of Material Domestic Subsidiary did not exclude EMJ Companies.”

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     ‘“EMJ Merger’ means the merger of EMJ with and into EMJ Acquisition Sub, with EMJ Acquisition Sub surviving, on the First Amendment Effective Date in accordance with, and as contemplated by, the EMJ Merger Agreement.”
     ‘“EMJ Merger Agreement’ means that certain Agreement and Plan of Merger dated as of January 17, 2006, by and between EMJ, RSA and EMJ Acquisition Sub, as amended from time to time in accordance with Section 7.19.”
     ‘“EMJ Senior Secured Notes’ means the senior secured notes issued pursuant to the EMJ Indenture, as amended prior to the First Amendment Effective Date (to the extent copies of such amendments, if any, have been delivered to Lenders prior thereto) and as such notes are further amended from time to time thereafter in accordance with Section 7.19, in an aggregate principal amount not exceeding $250,000,000, as such amount is reduced from time to time by any payment, prepayment, repurchase, redemption, satisfaction and discharge or defeasance thereof on or after the First Amendment Effective Date.”
     ‘“EMJ Transaction Documents’ means (i) the EMJ Merger Agreement, (ii) the Voting Agreement dated as of January 17, 2006, by and among Company and each of the stockholders of EMJ listed on the signature pages thereof, (iii) the Registration Rights Agreement dated as of January 17, 2006, by and among Company and each of the stockholders of EMJ listed on the signature pages thereof, (iv) the Exchange Agreement described in Section 2.02(a) of the EMJ Merger Agreement, (v) the Officer’s Tax Certificate of RSA and EMJ Acquisition Sub dated on or about the First Amendment Effective Date in connection with certain federal income tax consequences of the EMJ Merger, (vi) the EMJ Certificate of Merger, (vii) the Company Proxy Statement (as defined in the EMJ Merger Agreement) and the Form S-4 filed with the Securities and Exchange Commission that includes the Company Proxy Statement and RSA’s prospectus relating to the issuance by RSA of shares of common stock, no par value per share, of RSA and (viii) the other documents and agreements executed and delivered in connection with the EMJ Acquisition, in each case as amended from time to time in accordance with Section 7.19.”
     ‘“First Amendment Effective Date’ shall have the meaning given to such term in Section 2 of the First Amendment to Credit Agreement and shall be concurrent with the effective date of the EMJ Merger.”
     ‘“First Amendment to Credit Agreement’ means that certain First Amendment to this Agreement dated as of February 16, 2006, by and among Borrowers, the Guarantors, Lenders party thereto and Administrative Agent.”
     ‘“Life Insurance Policy Loans’ means obligations in respect of money borrowed by EMJ against the available cash surrender value of any EMJ COLI policy in accordance with the terms of such policy, which obligations shall be nonrecourse to Borrowers, EMJ and their respective Subsidiaries.”

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     B. Section 1.1 of the Credit Agreement is hereby further amended by amending the definition of “Applicable Margin” by deleting it in its entirety and substituting the following in lieu thereof.
“‘Applicable Margin’ means, for any Pricing Period, the per annum amounts set forth below (in basis points per annum) opposite the applicable Pricing Level for the applicable Adjusted Leverage Ratio (or, if applicable, the Leverage Ratio); provided, however, that until Administrative Agent’s receipt of the second quarterly Compliance Certificate after the Closing Date required under Section 6.2(a), such amounts shall be those indicated for Pricing Level 2; provided, further, that for any date from the First Amendment Effective Date until the Pricing Level Change Date immediately following the date the quarterly Compliance Certificate required under Section 6.2(a) with respect to the Fiscal Quarter ended June 30, 2006 is delivered or is required to be delivered, such amounts for any such date during such period shall be those indicated for Pricing Level 3 to the extent the Applicable Margin for such date determined after giving effect to this proviso is equal to or greater than the Applicable Margin for such date calculated without giving effect to this proviso (it being understood that to the extent the Applicable Margin for any such date during such period determined after giving effect to this proviso is less than the Applicable Margin for such date calculated without giving effect to this proviso, then this proviso shall not be given effect for calculation of the Applicable Margin for such date); provided, further, that if at any time, the Applicable Margin is lower when the Adjusted Leverage Ratio is used than when the Leverage Ratio is used, then Leverage Ratio shall be used in determining the Applicable Margin:

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	Adjusted Leverage
Pricing	Ratio or Leverage		Letters of Credit
Level	Ratio, as applicable	Commitment Fee	Eurodollar Rate +	Base Rate +
1	≤1.00:1	10.0	50.0	0.0
2	≤1.75:1 but > 1.00:1	12.5	62.5	0.0
3	≤2.25:1 but > 1.75:1	15.0	75.0	0.0
4	≤2.75:1 but > 2.25:1	20.0	100.0	0.0
5	>2.75:1	25.0	125.0	0.0
‘Pricing Level’ means, for each period, the pricing level set forth above opposite the Adjusted Leverage Ratio (or, if applicable, the Leverage Ratio) achieved by RSA and its Subsidiaries as of the first day of that Pricing Period.
‘Pricing Level Change Date’ means, with respect to any change in the Pricing Level which results in a change in the Applicable Margin, the earlier of (a) 5 Business Days after the date upon which Borrowers deliver a Compliance Certificate to Administrative Agent reflecting such changed Pricing Level and (b) 5 Business Days after the date upon which Borrowers are required by Section 6.2(a), to deliver such Compliance Certificate; provided, however, that if the Compliance Certificate is not delivered by the date required by the Section 6.2(a), then, subject to the other provisions of this Agreement, commencing on the date such Compliance Certificate was required until such Compliance Certificate is delivered, the Applicable Margin shall be based on the next higher level than the one previously in effect, and from and after the date such Compliance Certificate is thereafter received, the Applicable Margin shall be as determined from such Compliance Certificate.
‘Pricing Period’ means (a) the period commencing on the Closing Date and ending on the first Pricing Level Change Date to occur thereafter and (b) each subsequent period commencing on each Pricing Level Change Date and ending the day prior to the next Pricing Level Change Date.”

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     C. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Commitment” therefrom in its entirety and substituting the following therefor:
“‘Commitment’ means, for each Lender, (i) prior to the First Amendment Effective Date, the amount set forth as such opposite such Lender’s name on Schedule 2.1A, and (ii) on or after First Amendment Effective Date, the amount set forth as such opposite such Lender’s name on Schedule 2.1B, in each case as such amount may be increased, reduced or adjusted from time to time pursuant to the terms of this Agreement (collectively, the ‘Aggregate Commitments’). The respective Pro Rata Shares of Lenders as of the date hereof and as of the First Amendment Effective Date are set forth in Schedule 2.1A and Schedule 2.1B, respectively.”
     D. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Consolidated Net Worth” therefrom in its entirety and substituting the following therefor:
“‘Consolidated Net Worth’ means, as of the date of any determination thereof, the total consolidated assets of RSA and its Subsidiaries (excluding EMJ Companies to the extent such date of determination occurs prior to the occurrence of the EMJ Guaranty Event) less the total consolidated liabilities of RSA and its Subsidiaries (excluding EMJ Companies to the extent such date of determination occurs prior to the occurrence of the EMJ Guaranty Event) determined in accordance with GAAP.”
     E. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Consolidated Tangible Net Worth” therefrom in its entirety and substituting the following therefor:
“‘Consolidated Tangible Net Worth’ means, as of any date of determination, for RSA and its Subsidiaries on a consolidated basis, Shareholders’ Equity of RSA and its Subsidiaries (excluding EMJ Companies to the extent such date of determination occurs prior to the occurrence of the EMJ Guaranty Event) on that date minus the Intangible Assets of RSA and its Subsidiaries (excluding EMJ Companies to the extent such date of determination occurs prior to the occurrence of the EMJ Guaranty Event) on that date.”
     F. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Fee Letter” therefrom in its entirety and substituting the following therefor:
“‘Fee Letter’ means (i) the letter agreement dated April 25, 2005, among Borrowers, Administrative Agent and Arranger, and (ii) the letter agreement dated January 20, 2006 among Borrowers and Arranger.”
     G. Section 1.1 of the Credit Agreement is hereby amended by adding at the end of the definition of “Indebtedness” the following sentence:
“Notwithstanding the foregoing, Life Insurance Policy Loans shall not constitute Indebtedness so long as (1) such obligations are nonrecourse to RSA, EMJ and their respective Subsidiaries, (2) each EMJ COLI policy is owned by EMJ and has EMJ as its

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sole beneficiary, (3) the aggregate amount of such obligations outstanding thereunder at any time does not exceed the cash surrender value of the EMJ COLI policies at such time, (4) the proceeds of such loans incurred after the First Amendment Effective Date are not used for any purpose other than to pay the premiums, taxes and expenses related to the EMJ COLI policies.”
     H. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Interest Coverage Ratio” therefrom in its entirety and substituting the following therefor:
“‘Interest Coverage Ratio’ means, as of the last day of any Fiscal Quarter (including the last day of a Fiscal Quarter which is also the last day of a Fiscal Year), the ratio of (a) EBIT of RSA and its Subsidiaries (excluding EMJ Companies if the EMJ Guaranty Event has not occurred on or prior to the last day of such Fiscal Quarter) on a consolidated basis for the fiscal period consisting of that Fiscal Quarter and the three immediately preceding Fiscal Quarters, excluding any portion of EBIT allocable to any Person acquired by RSA and any of its Subsidiaries for any fiscal period prior to the Acquisition to (b) Interest Expense of RSA and its Subsidiaries (excluding EMJ Companies if the EMJ Guaranty Event has not occurred on or prior to the last day of such Fiscal Quarter) on a consolidated basis for such fiscal period.”
     I. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Interest Expense” in its entirety and substituting therefor the following:
“‘Interest Expense’ means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered ‘interest expense’ under GAAP (excluding therefrom (to the extent it would have otherwise been included to reduce ‘Interest Expense’) any interest income of RSA and its Subsidiaries from any Investments made in (including loans made to) EMJ Companies if the EMJ Guaranty Event has not occurred on or prior to the last day of such fiscal period) plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.”
     J. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Material Domestic Subsidiary” therefrom in its entirety and substituting the following therefor:
“‘Material Domestic Subsidiary’ means, at any time, each Subsidiary of RSA which is created, organized or domesticated in the United States or under the laws of the United States or any state thereof, and (i) is a first-tier Subsidiary of RSA (other than any EMJ Company prior to the EMJ Guaranty Requirement Date), or (ii) the aggregate amount of its Tangible Assets exceeds $20,000,000 (other than any EMJ Company prior to the EMJ Guaranty Requirement Date), or (iii) any Subsidiary

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which is a guarantor or obligor with respect to any of the note purchase agreements described in Schedule 7.3 or with respect to any Indebtedness issued pursuant to Section 7.3(a) or Section 7.3(f).”
     K. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Net Income” in its entirety and substituting therefor the following:
“‘Net Income’ means, with respect to any fiscal period, the consolidated net income of RSA and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied (excluding therefrom (i) any interest income of RSA and its Subsidiaries from any Investments made in (including loans made to) EMJ Companies if the EMJ Guaranty Event has not occurred on or prior to the last day of such fiscal period and (ii) any income (including dividend income) of RSA and its Subsidiaries from the EMJ COLI policies; provided that the amount in clause (ii) shall not be excluded when calculating Net Income for purposes of Section 7.11).”
     L. Section 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Pro Rata Share” in its entirety and substituting therefor the following:
“‘Pro Rata Share’ means, with respect to each Lender, the percentage of the Aggregate Commitments set forth opposite the name of that Lender (i) prior to the First Amendment Effective Date, on Schedule 2.1A and (ii) on or after the First Amendment Effective Date, on Schedule 2.1B, in each case as such share may be adjusted as contemplated herein.”
1.2 Amendments to Section 5: Representations and Warranties
     A. Subsection (c) of Section 5.7 of the Credit Agreement is hereby amended by deleting the reference to “$5,000,000” contained therein and substituting “$15,000,000” therefor.
     B. Section 5.12 of the Credit Agreement is hereby amended by adding the following subsections:
“(c) (i) The consolidated pro forma balance sheets of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) as at December 31, 2004 and September 30, 2005, and the related consolidated pro forma statements of income of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) for the twelve months and nine months, respectively, then ended as set forth in the Form S-4 filed with the Securities and Exchange Commission by RSA on or about February 7, 2006, in connection with the EMJ Acquisition, certified by the chief financial officer of RSA, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) as at each such date and the consolidated pro forma results of operations of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) for the applicable period ended on each such date, all in accordance with GAAP, and (ii) the consolidated pro forma balance sheet of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) as at December 31,

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2005, and the related consolidated pro forma statement of income of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) for the twelve months then ended, certified by the chief financial officer of RSA, copies of which will have been furnished to each Lender at least 10 Business Days prior to the First Amendment Effective Date, when delivered to Lenders will fairly present the consolidated pro forma financial condition of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) as at such date and the consolidated pro forma results of operations of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) for the period ended on such date, all in accordance with GAAP.
     (d) The consolidated forecasted balance sheets and statements of income and cash flows of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) as of the end of Fiscal Year 2006 and as of the end of the next four succeeding Fiscal Years, and for Fiscal Year 2006 and the next four succeeding Fiscal Years, as the case may be, copies of which have been furnished to each Lender, were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrowers’ best estimate of their future financial performance.”
     C. Section 5 of the Credit Agreement is hereby amended by adding the following at the end thereof:
“5.18 Certain Tax Matters. Except as set forth on Schedule 5.18,
     (a) The EMJ Acquisition consummated pursuant to the EMJ Merger Agreement will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
     (b) Following the EMJ Acquisition, none of RSA or any of its affiliates (other than EMJ Acquisition Sub), will have any liability for any taxes incurred by the EMJ Companies in the EMJ Acquisition or for the historic or future taxes of the EMJ Companies, other than taxes of the EMJ Companies that are reported on a consolidated or combined tax return that includes the EMJ Companies and RSA (or such affiliate of RSA).
     (c) Following the EMJ Acquisition, there will be no tax allocation or sharing agreements between any of the EMJ Companies, on the one hand, and RSA or any of its affiliates (other than the EMJ Companies), on the other hand, other than any such tax allocation or sharing agreements provided to Lenders prior to the First Amendment Effective Date.
     (d) To the knowledge of the Borrowers, neither EMJ nor any of its Subsidiaries has engaged in a ‘reportable transaction,’ as set forth in Treasury Regulation Section 1.6011-4(b), or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form

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of published guidance as a ‘listed transaction,’ as set forth in Treasury Regulation Section 1.6011-4(b)(2).
     (e) (i) No audit or other examination of any tax return of EMJ or any of its Subsidiaries by any governmental authority is presently in progress, nor has EMJ or any of its Subsidiaries been notified in writing of any request for such an audit or other examination and no adjustment relating to any tax returns filed or required to be filed by EMJ or any of its Subsidiaries has been proposed in writing by any governmental authority to EMJ or any of its Subsidiaries, (ii) EMJ has provided adequate accruals in accordance with GAAP in its most recently published consolidated financial statements for any taxes for the period covered by such financial statements that have not been paid, whether or not shown as being due on any tax returns, and (iii) Borrowers are not aware of any position that EMJ or any of its Subsidiaries has taken on any of EMJ’s or its Subsidiaries’ tax returns that may require any additional or new accrual on EMJ’s or any of its Subsidiaries’ financial statements in accordance with GAAP prior to the consummation of the EMJ Acquisition.
5.19 EMJ Transaction Documents. Each Borrower Party and EMJ Acquisition Sub has all requisite corporate power and authority to enter into the EMJ Transaction Documents to which it is a party and to carry out the transactions contemplated thereby. The execution and delivery of the EMJ Transaction Documents to which it is a party, the performance of the EMJ Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of each Borrower Party and EMJ Acquisition Sub. The execution and delivery by each Borrower Party and EMJ Acquisition Sub of the EMJ Transaction Documents to which it is a party and the performance of the EMJ Transaction Documents by such Borrower Party and EMJ Acquisition Sub and the consummation of the transactions contemplated thereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to such Borrower Party or any of its Subsidiaries (including each EMJ Company after the EMJ Merger and including EMJ Acquisition Sub before, on or after the EMJ Merger), the certificate or articles of incorporation or bylaws of such Borrower Party or any of its Subsidiaries (including each EMJ Company after the EMJ Merger and including EMJ Acquisition Sub before, on or after the EMJ Merger) or any order, judgment or decree of any court or other agency of government binding on such Borrower Party or any of its Subsidiaries (including each EMJ Company after the EMJ Merger and including EMJ Acquisition Sub before, on or after the EMJ Merger), (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation to which such Borrower Party or any of its Subsidiaries (including each EMJ Company after the EMJ Merger and including EMJ Acquisition Sub before, on or after the EMJ Merger) is a party or by which such Borrower Party or such Subsidiary (including each EMJ Company after the EMJ Merger and including EMJ Acquisition Sub before, on or after the EMJ Merger) or any of its Property is bound or affected (including without limitation the Loan Documents, as amended by the First Amendment to Credit Agreement, the EMJ Indenture Documents, the EMJ Transaction Documents, the documents related to the Canadian

12	First Amendment

credit facility for EMJ’s Canadian subsidiary and the Note Purchase Documents (as defined in the First Amendment to Credit Agreement), as amended by omnibus amendments No. 1 and No 2 thereto (collectively, the “Specified Documents”)), other than (1) conflicts that will be resolved on or before the First Amendment Effective Date or (2) conflicts (other than conflicts with or among the Specified Documents) that could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Borrower Party or any of its Subsidiaries (including each EMJ Company after the EMJ Merger and including EMJ Acquisition Sub before, on or after the EMJ Merger) (other than the continuation of Liens on the assets of the EMJ Companies which existed prior to the First Amendment Effective Date), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of such Borrower Party or any of its Subsidiaries (including each EMJ Company after the EMJ Merger and including EMJ Acquisition Sub before, on or after the EMJ Merger), except such approval and consent which have been obtained on or prior to the First Amendment Effective Date. The execution and delivery by each Borrower Party and EMJ Acquisition Sub of the EMJ Transaction Documents to which it is a party and the performance by such Borrower Party and EMJ Acquisition Sub of such EMJ Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body, except such consent and approval which have been obtained on or prior to the First Amendment Effective Date and, with respect to Canadian filings related to the Canadian subsidiary of EMJ, notices which are required to be filed within 30 days following the First Amendment Effective Date (which Canadian filing will be made within such 30-day period). All applicable waiting periods required with respect to the EMJ Acquisition have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the EMJ Transaction Documents or the financing thereof. The EMJ Transaction Documents to which it is a party have been duly executed and delivered by each Borrower Party and EMJ Acquisition Sub party thereto and the EMJ Transaction Documents are the legally valid and binding obligations of such Borrower Party and such Subsidiary, enforceable against such Borrower Party and such Subsidiary in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. On the First Amendment Effective Date, the EMJ Merger has become effective and EMJ has become a Wholly-Owned Subsidiary of RSA. Except as specifically stated, representations regarding the EMJ Companies (other than EMJ Acquisition Sub) are being made only with respect to matters arising on or after the First Amendment Effective Date when such EMJ Companies have become Subsidiaries of Borrowers.”

13	First Amendment

1.3 Amendments to Section 6: Affirmative Covenants
     A. Subsection (a) of Section 6.1 of the Credit Agreement is hereby amended by (1) deleting the word “and” after the clause (i) and substituting in lieu thereof a comma, (2) deleting the period at the end of the clause (ii) and substituting in lieu thereof the word “and”, and (3) adding the following clause (iii) at the end of first sentence of subsection (a):
“and (iii) prior to the occurrence of the EMJ Guaranty Event, the consolidated balance sheet of RSA and its Subsidiaries (excluding EMJ Companies) as at the end of such Fiscal Year and the consolidated statements of operations, Shareholders’ Equity and cash flows, in each case of RSA and its Subsidiaries (excluding EMJ Companies) for such Fiscal Year.”
     B. Subsection (b) of Section 6.1 of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and substituting the following therefor:
“As soon as practicable, and in any event within 50 days after the end of each Fiscal Quarter (other than the fourth Fiscal Quarter in any Fiscal Year), (i) the consolidated balance sheet of RSA and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail, and (ii) prior to the occurrence of the EMJ Guaranty Event, the consolidated balance sheet of RSA and its Subsidiaries (excluding EMJ Companies) as at the end of such Fiscal Quarter and the consolidated statement of operations for such Fiscal Quarter, and its statement of cash flows for the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail.”
     C. Subsection (e) of Section 6.2 of the Credit Agreement is hereby amended by deleting the reference to “$5,000,000” contained therein and substituting “$20,000,000” therefor.
     D. Section 6.2 of the Credit Agreement is hereby amended by (1) deleting the period at the end of subsection (j) and substituting in lieu thereof a semi-colon followed by the word “and,” and (2) adding the following subsection (k):
“(k)	As soon as practicable, (i) notice of the occurrence of any ‘Default,’ ‘Event of Default’ (in each case as defined in the EMJ Indenture) or any other default by any EMJ Company in the performance of any covenant, agreement or condition contained in any EMJ Indenture Document, or of the occurrence or existence of any event or circumstances that foreseeably will become such ‘Default,’ ‘Event of Default’ or default thereunder (including without limitation any notice received by RSA or any of its Subsidiaries from the trustee under the EMJ Indenture or from the holders of the EMJ Senior Secured Notes relating to any ‘Default’ or ‘Event of Default,’ or any purported ‘Default’ or ‘Event of Default’ under any EMJ Indenture Document), in each case specifying the nature and period of existence thereof and specifying what action Borrowers are taking or propose to take with respect thereto, (ii) notice of any prepayment, repayment, repurchase,

14	First Amendment

redemption, satisfaction and discharge or defeasance of the EMJ Senior Secured Notes or of any notices given to the trustee under the EMJ Indenture or the holders of the EMJ Senior Secured Notes with respect thereto, together with a copy thereof, (iii) notice of any amendment, waiver or modification to any EMJ Indenture Document or any EMJ Transaction Document, together with a copy thereof, (iv) five Business Days before sending the ‘Change of Control Offer’ (as defined in the EMJ Indenture) to the holders of the EMJ Senior Secured Notes, a copy of such offer, and (v) within five Business Days of the ‘Repurchase Date’ (as defined in the EMJ Indenture), notice of the aggregate amount of EMJ Senior Secured Notes that have given proper and timely notice to participate in the applicable Change of Control Offer.”
     E. Section 6.3 of the Credit Agreement is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding anything to the contrary contained herein or in any other Loan Document, Borrowers will cause EMJ and each of the EMJ Material Subsidiaries to become a Guarantor under the Master Subsidiary Guaranty and to deliver to Administrative Agent the certificates and documents with respect to such entities described in the foregoing clauses (i) and (ii), together with opinions of counsel substantially in the form of Exhibit D-1 and Exhibit D-2 attached to the First Amendment to Credit Agreement (or with such changes thereto as is reasonably satisfactory to Administrative Agent), in each case on or before the earliest of (a) the EMJ Guaranty Requirement Date, (b) the date on which any EMJ Company becomes a guarantor or obligor with respect to any of the note purchase agreements described in Schedule 7.3 or with respect to any Indebtedness issued pursuant to Section 7.3(a) or Section 7.3(f), and (c) December 31, 2007.”
     F. Section 6 of the Credit Agreement is hereby amended by adding a new Section 6.17 at the end thereof:
“Section 6.17: Cause EMJ and its Wholly-Owned Subsidiaries to remain at all times Wholly-Owned Subsidiaries of RSA or RSAC.”
1.4 Amendments to Section 7: Negative Covenants
     A. Section 7.1 of the Credit Agreement is hereby amended by (1) deleting the word “and” at the end of subsection (e), (2) deleting the period at the end of subsection (f) and substituting in lieu thereof a semi-colon, and (3) adding the following subsections (g) through (i):
“(g)	Liens to the extent granted for the benefit of the holders of the EMJ Senior Secured Notes on the assets of the EMJ Companies pursuant to the Security Documents (as defined in the EMJ Indenture) in accordance with the EMJ Indenture as in effect on the First Amendment Effective Date and Negative Pledges with respect to the assets of the EMJ Companies to the extent set forth in the EMJ Indenture Documents as in effect on the First Amendment Effective Date;

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(h)	Liens solely on the assets of foreign Subsidiaries of RSA securing Indebtedness of such foreign Subsidiaries of RSA not exceeding $25,000,000 in the aggregate at any time; and

(i)	Liens on the EMJ COLI policies (but on no other assets of RSA, EMJ or any of their respective Subsidiaries) to the extent granted for the benefit of the holders of the Life Insurance Policy Loans that comply with the requirements of clauses (1) through (4) of the last sentence of the definition of the term ‘Indebtedness’ to secure EMJ’s obligations under such Life Insurance Policy Loans pursuant to documents as in effect on the date of the EMJ Indenture.”
     B. Subsection (f) of Section 7.3 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the following:
“(f)	Unsecured indebtedness for borrowed money of Borrowers (which may be guaranteed by Subsidiaries of RSA which are party to the Master Subsidiary Guaranty) issued after the Closing Date (i) in the aggregate principal amount of not more than $250,000,000 at any time and (ii) in the amount required to repay the EMJ Senior Secured Notes not to exceed $275,000,000 at any time so long as the proceeds of such amount described in this clause (ii) are concurrently used solely to repay or redeem the EMJ Senior Secured Notes in full and to pay any accrued interest thereon and any premiums relating thereto; provided, however, that the documentation evidencing such indebtedness described in clause (i) and clause (ii) above shall contain covenants no more restrictive than in this Agreement and shall be on terms and conditions (including the maturity date and amortization schedule) acceptable to Administrative Agent;”
     C. Subsection (g) of Section 7.3 of the Credit Agreement is hereby amended by deleting the reference to “$10,000,000” contained therein and substituting “$25,000,000” therefor.
     D. Section 7.3 of the Credit Agreement is hereby further amended by (1) deleting the word “and” at the end of subsection (f), (2) deleting the period at the end of subsection (g) and substituting in lieu thereof an “and,” and (3) adding the following subsection (h):
“(h)	Indebtedness of EMJ under the EMJ Senior Secured Notes issued prior to the First Amendment Effective Date (but not any extensions, refundings, replacements or refinancing thereof, it being understood that the foregoing language is not intended to prohibit the incurrence of Indebtedness permitted under Section 7.3(f)(ii)) in an aggregate principal amount not exceeding the amount outstanding on the First Amendment Effective Date (which amount Borrowers hereby represent as being $250,000,000) minus the aggregate principal amount thereof from time to time repaid, prepaid, redeemed, repurchased, satisfied and discharged, or defeased.”

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     E. Section 7.7 of the Credit Agreement is hereby amended by (1) deleting the phrase “Wholly-Owned Subsidiary” (but not the phrase “Wholly-Owned Subsidiary Guarantor”) therefrom in each instance such phrase is used in subsection (a) thereof and substituting the phrase “Wholly-Owned Subsidiary Guarantor”, (2) by deleting the word “and” at the end of subsection (a), (3) deleting the period at the end of subsection (b) thereof, and (4) adding the following subsection (c) at the end thereof:
“(c)	a merger of EMJ with and into EMJ Acquisition Sub on the First Amendment Effective Date pursuant to the EMJ Merger Agreement.”
     F. Section 7.9 of the Credit Agreement is hereby amended by adding the following sentence at end thereof:
“Notwithstanding the foregoing, RSA may consummate the EMJ Acquisition on the First Amendment Effective Date so long as (i) such Acquisition is consummated on or before June 30, 2006 substantially in accordance with and as contemplated by the EMJ Merger Agreement and the other EMJ Transaction Documents, (ii) Lenders shall have received the Requisite Information relating to the EMJ Acquisition at least ten Business Days prior to the First Amendment Effective Date, (iii) the aggregate cash consideration paid or payable by RSA and its Subsidiaries in connection with the EMJ Acquisition (including without limitation for the Dissenter Shares and the Holding Stock Options (each as defined in the EMJ Merger Agreement)) does not exceed $500,000,000 in the aggregate, and (iv) the non-cash consideration (including in the form of Common Stock) paid or payable by RSA and its Subsidiaries in connection with the EMJ Acquisition (including without limitation for such Dissenter Shares and such Holding Stock Options) shall have a value not to exceed $500,000,000 in the aggregate.”
     G. Section 7.11 of the Credit Agreement is hereby amended by deleting it therefrom in its entirety and substituting the following therefor:
“7.11. Net Worth. Permit Consolidated Net Worth, as of the last day of any Fiscal Quarter ending after the Closing Date, to be less than the sum of (a) $700,000,000 plus (b) an amount equal to 50% of the Net Income of RSA and its Subsidiaries (excluding EMJ Companies if the EMJ Guaranty Event has not occurred on or prior to such last day), earned in each Fiscal Quarter ending after December 31, 2004 in each case with no deduction for a net loss in any such Fiscal Quarter plus (c) an amount equal to 100% of the aggregate increases in Shareholders’ Equity of RSA and its Subsidiaries after the Closing Date by reason of the issuance and sale of capital stock of RSA or any Subsidiary thereof (including upon any conversion of debt securities of RSA or any Subsidiary thereof into such capital stock), it being understood that the aggregate increase in Shareholders’ Equity of RSA and its Subsidiaries on the First Amendment Effective Date by reason of the issuance and sale of capital stock of RSA or any Subsidiary in connection with the EMJ Acquisition shall not be less than $200,000,000.”

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     H. Section 7.13 of the Credit Agreement is hereby amended by deleting the phrase “Leverage Ratio” therefrom and substituting the phrase “Adjusted Leverage Ratio” in lieu thereof.
     I. Section 7.16 of the Credit Agreement is hereby amended by deleting subsection (c) therefrom in its entirety and substituting the following therefore:
     “(c) cash dividends payable by RSA to RSA stockholders not exceeding in any Fiscal Year an amount equal to the greater of (i) 50% of Net Income earned in the immediately preceding Fiscal Year (or, (1) in the case of any Fiscal Year ending after the First Amendment Effective Date and before the EMJ Guaranty Event, an amount equal to 50% of the Net Income of RSA and its Subsidiaries (excluding the EMJ Companies) for such Fiscal Year, or (2) in the case of any Fiscal Year ending after the First Amendment Effective Date and during which the EMJ Guaranty Event occurs, an amount equal to 50% of the Net Income of RSA and its Subsidiaries (excluding the EMJ Companies) for the portion of such Fiscal Year that occurs before the EMJ Guaranty Event plus 50% of the Net Income of RSA and its Subsidiaries for the portion of such Fiscal Year that occurs after the EMJ Guaranty Event, in each case determined in accordance with GAAP, consistently applied) and (ii) $35,000,000; provided that immediately after giving effect to any such proposed dividends, no Default or Event of Default would exist; and”
     J. Section 7.17 of the Credit Agreement is hereby amended by adding the phrase “(other than EMJ Companies prior to the EMJ Guaranty Requirement Date)” after the phrase “owned by any Subsidiaries.”
     K. Section 7 of the Credit Agreement is hereby amended by adding the following Sections 7.18 and 7.19 at the end thereof:
“7.18. Transactions with EMJ Companies. Notwithstanding anything to the contrary contain herein or in the other Loan Documents, prior to the EMJ Guaranty Event:
     (a) Borrowers shall not, and shall not permit any of their respective Subsidiaries (excluding EMJ Companies), to directly or indirectly:
(i)	make any Investments in any EMJ Company, except as permitted by Section 7.2 (other than Section 7.2(e)), which permitted Investments shall include intercompany loans to any EMJ Company to the extent permitted by Section 7.2(f);

(ii)	merge or consolidate with or into any EMJ Company (other than the EMJ Merger on the First Amendment Effective Date);

(iii)	make any Dispositions of its Property to any EMJ Company;

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(iv)	enter into any transaction of any kind with any EMJ Company, except transactions permitted under subsection (a) or (d) of Section 7.15 or transactions on overall terms at least as favorable to each Borrower and its Subsidiaries (other than EMJ Companies) in an arm’s-length transaction between unrelated parties of equal bargaining power;

(v)	make any Distributions, whether from capital, income or otherwise, and whether in Cash or other Property, to any EMJ Company;

(vi)	guaranty or assume any obligation or Indebtedness of EMJ Companies, except such obligations of EMJ Companies assumed by Borrowers and its Subsidiaries pursuant to Sections of the EMJ Merger Agreement; or

(vii)	enter into any sale and leaseback transactions with any EMJ Company.
     (b) Borrowers shall not permit any EMJ Company to acquire or create any new Subsidiaries or make any Acquisitions.
     (c) Borrowers shall not permit any EMJ Company to become a guarantor under any of the note purchase agreements listed in Schedule 7.3 or under any agreements entered into in connection with Indebtedness incurred pursuant to Section 7.3(a) or 7.3(f) prior to the EMJ Guaranty Event.
     (d) Notwithstanding anything to the contrary in this Agreement, prior to the date that the EMJ Senior Secured Notes are no longer outstanding, this Agreement shall not restrict any Restricted Subsidiary (as defined in the EMJ Indenture) of EMJ from (i) paying dividends or making any other distributions in respect of such Restricted Subsidiary’s capital stock or otherwise transferring cash or assets or making loans or advances to EMJ or any other Restricted Subsidiary of EMJ, (ii) making any loans or advances to EMJ or any Restricted Subsidiary of EMJ, or (iii) transferring any of its property or cash to EMJ or any Restricted Subsidiary of EMJ, other than as permitted by the EMJ Indenture.
7.19 Amendments or Waivers of Certain Agreements. The Borrowers shall not, and shall not permit any of their respective Subsidiaries to, agree to any material amendment to, or waive any of its material rights under, any EMJ Transaction Documents after the applicable execution of such documents or any EMJ Indenture Documents after the First Amendment Effective Date without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver (it being understood that any amendment or waiver that changes any provisions in the EMJ Indenture Documents relating to any collateral (other than to release such collateral) shall be deemed to be material).”

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1.5 Amendment to Section 8: Events of Default and Remedies Upon Event of Default
     Subsection (j) of Section 8.1 of the Credit Agreement is hereby amended by deleting the reference to “$5,000,000” contained in clause (ii) thereof and substituting “$15,000,000” therefor.
1.6 Amendments to Schedules
     A. Schedule 2.1 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the schedules in the form of Schedule 2.1A and Schedule 2.1B attached hereto.
     B. Schedule 5.5 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the schedule in the form of Schedule 5.5 attached hereto.
     C. Schedule 5.15 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the schedule in the form of Schedule 5.15 attached hereto.
     D. Schedule 7.2 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the schedule in the form of Schedule 7.2 attached hereto.
     E. Schedule 7.3 of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the schedule in the form of Schedule 7.3 attached hereto.
     F. The Credit Agreement is hereby amended by adding thereto Schedule 5.18 in the form of Schedule 5.18 attached hereto.
1.7 Amendments to Exhibit B: Compliance Certificate
     A. Exhibit B of the Credit Agreement is hereby amended by deleting it in its entirety and substituting therefor the compliance certificate in the form of Exhibit A attached hereto.
1.8 Amendments to Master Subsidiary Guaranty
     A. Section 14 of the Master Subsidiary Guaranty is hereby amended by deleting the phrase “and 10.14” therefrom and substituting the phrase “, 10.14, 10.15 and 10.16” therefor.
Section 2. CONDITIONS TO EFFECTIVENESS
          This Amendment shall become effective only upon the satisfaction of all of the conditions set forth in Section 4.2 of the Credit Agreement in connection with the Extension of Credit being made on the date of the EMJ Merger to consummate the EMJ Acquisition and all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “First Amendment Effective Date”):
          A. On or before the First Amendment Effective Date (or such earlier date explicitly set forth herein), Administrative Agent shall have received all of the following, and each in form and substance satisfactory to Administrative Agent:

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     (i) at least one original counterpart of this Amendment executed by Borrowers and Guarantors, together with arrangements satisfactory to Administrative Agent for additional executed counterpart of this Amendment, sufficient in number for distribution to each Lender and Borrowers, and a counterpart of this Amendment executed by Administrative Agent and each Lender;
     (ii) new Committed Loan Notes originally executed by Borrowers in favor of each Lender whose Commitment is being increased on the First Amendment Effective Date (the “New Notes”), each in a principal amount equal to that Lender’s increased Commitment;
     (iii) (a) opinions of Lord Bissell & Brook LLP, counsel of Borrower Parties, and of Kay Rustand, general counsel of Borrower Parties, each addressed to Administrative Agent and Lenders substantially in the form of Exhibit B-1 and Exhibit B-2 attached hereto (or with such changes thereto as is reasonably satisfactory to Administrative Agent), and (b) copies of each of the opinions (including the tax opinion) delivered by counsel to the Borrower Parties (including the Borrower Parties’ general counsel and outside counsel) delivered in connection with the EMJ Transaction Documents and the transactions contemplated thereby, together with a letter from each such counsel authorizing Administrative Agent and Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders, together with a certificate of a Responsible Officer of Borrowers certifying that such opinions constitute all of the opinions that are delivered in connection with the EMJ Transaction Documents and the transactions contemplated thereby;
     (iv) a duly completed Compliance Certificate (in the form of Compliance Certificate attached hereto as Exhibit A) as of the last day of the fiscal quarter of RSA and its Subsidiaries on a consolidated basis (after giving pro forma effect to the EMJ Acquisition and the other transactions contemplated by this Amendment and assuming that the Loans made on the First Amendment Effective Date were incurred on the first day of the twelve month period covered by such Compliance Certificate and outstanding throughout such twelve month period) ended on December 31, 2005, signed by a Responsible Officer of RSA, which Compliance Certificate shall show that Borrowers are in pro forma compliance in all respects;
     (v) each of the items set forth in Exhibit C attached hereto; and
     (vi) such other assurances, certificates, documents, consents or opinions as Administrative Agent may reasonably require.
     B. Borrowers shall have executed a fee letter with Arranger and Arranger shall have received (on account of Lenders) the fees that are due and payable thereunder on or before the First Amendment Effective Date.
     C. Borrowers shall have prepaid any Committed Loans outstanding on the First Amendment Effective Date (and pay any additional amounts required pursuant to Section 3.6 of the Credit Agreement) to the extent necessary to keep the outstanding Committed Loans ratable

21	First Amendment

with any revised Pro Rata Shares arising from any nonratable increase in the Commitments on the First Amendment Effective Date.
     D. Attorney Costs of Bank of America to the extent invoiced prior to or on the First Amendment Effective Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not hereafter preclude final settling of accounts between Borrowers and Bank of America) shall have been paid.
     E. On or before the First Amendment Effective Date, all corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
Section 3. BORROWERS’ REPRESENTATIONS AND WARRANTIES
          In order to induce Lenders to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, Borrowers, jointly and severally, represent and warrant to each Lender that the following statements are true, correct and complete (both before and after giving effect to the EMJ Merger; for purposes of this Section 3, references to Borrower Parties shall be deemed to include EMJ Acquisition Sub):
3.1 Corporate Power and Authority. Each Borrower Party has all requisite corporate power and authority to enter into this Amendment, the New Notes to which it is a party and the EMJ Transaction Documents to which it is a party and to carry out the transactions contemplated by, and perform its obligations under, the Credit Agreement as amended by this Amendment (the “Amended Agreement”), the Master Subsidiary Guaranty as amended by this Amendment (the “Amended Master Subsidiary Guaranty”), the New Notes, the other Loan Documents, and the EMJ Transaction Documents.
3.2 Authorization of Agreements. The execution and delivery of this Amendment, the New Notes to which it is a party and the EMJ Transaction Documents to which it is a party and the performance of the Amended Agreement, the Amended Master Subsidiary Guaranty, the New Notes to which it is a party and the EMJ Transaction Documents to which it is a party have been duly authorized by all necessary corporate action on the part of each Borrower Party party thereto.
3.3 No Conflict. The execution and delivery by each Borrower Party of this Amendment, the New Notes to which it is a party and the EMJ Transaction Documents to which it is a party, the performance by such Borrower Party of the Amended Agreement, the Amended Master Subsidiary Guaranty, the New Notes to which it is a party, the other Loan Documents, and the EMJ Transaction Documents, and the consummation of the transactions contemplated thereby (including the assumption of EMJ’s obligations under the EMJ indenture by EMJ Acquisition

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Sub) do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to such Borrower Party or any of its Subsidiaries (including each EMJ Company), the certificate or articles of incorporation or bylaws of such Borrower Party or any of its Subsidiaries (including each EMJ Company) or any order, judgment or decree of any court or other agency of government binding on such Borrower Party or any of its Subsidiaries (including each EMJ Company), (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation to which such Borrower Party or any of its Subsidiaries (including each EMJ Company) is a party or by which such Borrower Party or such Subsidiary (or such EMJ Company) or any of its Property is bound or affected (including without limitation the Loan Documents as amended hereby, the EMJ Indenture Documents, the EMJ Transaction Documents, the documents related to the Canadian credit facility for EMJ’s Canadian subsidiary and the Note Purchase Documents, as amended by omnibus amendments No. 1 and No. 2 thereto (collectively, the “Specified Documents”)), other than (1) conflicts that will be resolved on or before the First Amendment Effective Date or (2) conflicts (other than conflicts with or among the Specified Documents) that could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Borrower Party or any of its Subsidiaries (including each EMJ Company) (other than Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders and other than continuation of Liens on the assets of the EMJ Companies which existed prior to the First Amendment Effective Date (including Liens on future acquired property)), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of such Borrower Party or any of its Subsidiaries (including each EMJ Company), except such approval and consent which have been obtained on or prior to the First Amendment Effective Date.
3.4 Governmental Consents. The execution and delivery by each Borrower Party of this Amendment, the New Notes to which it is a party and the EMJ Transaction Documents to which it is a party and the performance by such Borrower Party of the Amended Agreement, the Amended Master Subsidiary Guaranty, the New Notes to which it is a party, the other Loan Documents, and the EMJ Transaction Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body, except such consent and approval which have been obtained on or prior to the First Amendment Effective Date or registration or notice which have been made on or prior to the First Amendment Effective Date, or with respect to Canadian filings related to the Canadian subsidiary of EMJ, notices to be provided within 30 days after the First Amendment Effective Date. All applicable waiting periods required with respect to the EMJ Acquisition have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the EMJ Transaction Documents or the financing thereof.
3.5 Binding Obligation. This Amendment, each New Note and the EMJ Transaction Documents to which it is a party has been duly executed and delivered by each Borrower Party party thereto and this Amendment, the New Notes, the Amended Agreement, the Amended Master Subsidiary Guaranty, the other Loan Documents, and the EMJ Transaction Documents are the legally valid and binding obligations of such Borrower Party, enforceable against such Borrower Party in accordance with their respective terms, except as may be limited by

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bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
3.6 Incorporation of Representations and Warranties From Credit Agreement and Master Subsidiary Guaranty. The representations and warranties contained in Section 5 of the Amended Credit Agreement and in the Amended Master Subsidiary Guaranty are and will be true, correct and complete in all material respects on and as of the First Amendment Effective Date (both before and after giving effect to the EMJ Acquisition, the other transactions contemplated by this Amendment and the Loans requested to be made under the Credit Agreement on the First Amendment Effective Date) to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.
3.7 Absence of Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment or the EMJ Transaction Documents that would constitute a Default or an Event of Default.
Section 4. ACKNOWLEDGEMENT AND CONSENT
          Each Guarantor listed on the signature pages hereto hereby acknowledges and agrees that the Amended Master Subsidiary Guaranty and any other Loan Documents (each, a “Credit Support Document”) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Guarantor represents and warrants that all representations and warranties contained in the Amended Agreement and the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.
          Each Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Credit Agreement.
Section 5. MISCELLANEOUS
5.1 Reference to and Effect on the Credit Agreement and the Other Loan Documents.
     A. On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit

24	First Amendment

Agreement shall mean and be a reference to the Amended Agreement. On and after the First Amendment Effective Date, each reference in the Master Subsidiary Guaranty to “this Guaranty”, “hereunder”, “hereof”, “herein” or words of like import referring to the Master Subsidiary Guaranty, and each reference in the other Loan Documents to the “Master Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to the Master Subsidiary Guaranty shall mean and be a reference to the Amended Master Subsidiary Guaranty.
     B. Except as specifically amended by this Amendment, the Credit Agreement, the Master Subsidiary Guaranty and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
     C. The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of Administrative Agent or any Lender under, the Credit Agreement, the Master Subsidiary Guaranty or any of the other Loan Documents.
5.2 Fees and Expenses. Borrowers acknowledge that all costs, fees and expenses as described in Section10.4 of the Credit Agreement incurred by Administrative Agent and its counsel with respect to this Amendment and the documents and transactions contemplated hereby shall be for the account of Borrowers.
5.3 Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
5.4 Applicable Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
5.5 Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 2 hereof) shall become effective upon the execution of a counterpart hereof by Borrowers, each Lender and each of the Guarantors and receipt by Borrowers and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.
[Remainder of page intentionally left blank]

25	First Amendment

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWERS:

RELIANCE STEEL & ALUMINUM CO., a California corporation

By:
Name:	David H. Hannah
Title:	Chief Executive Officer

By:

Name:	Karla Lewis
Title:	Executive Vice President and Chief Financial Officer

RSAC MANAGEMENT CORP., a California corporation

By:

Name:	David H. Hannah
Title:	Chief Executive Officer

By:

Name:	Karla Lewis
Title:	Executive Vice President and Chief Financial Officer

S-1	First Amendment

GUARANTORS (for purposes of Section 1.8 and Section 4 only):

ALLEGHENY STEEL DISTRIBUTORS, INC.
ALUMINUM AND STAINLESS, INC.
CHAPEL STEEL CORP.
CCC STEEL, INC.
CHATHAM STEEL CORPORATION
DURRETT SHEPPARD STEEL CO., INC.
PACIFIC METAL COMPANY
PDM STEEL SERVICE CENTERS, INC.
PHOENIX CORPORATION
TOMA METALS, INC.
VALEX CORP.
VIKING MATERIALS, INC.

By:
Name:	Karla Lewis
Title:	Vice President and Secretary of each of the foregoing

PRECISION STRIP, INC. SISKIN STEEL & SUPPLY COMPANY, INC.

By:

Name:	Karla Lewis
Title:	Vice President and Assistant Secretary of each of the foregoing

LUSK METALS SERVICE STEEL AEROSPACE CORP

By:

Name:	Karla Lewis
Title:	Chief Financial Officer and Secretary of each of the foregoing

S-2	First Amendment

AMERICAN METALS CORPORATION

By:
Name:	Karla Lewis
Title:	Vice President, Chief Financial Officer and Assistant Secretary of the foregoing

AMERICAN STEEL, L.L.C.

By:

Name:	Karla Lewis
Title:	Chief Financial Officer, Treasurer and Assistant Secretary of the foregoing

AMI METALS, INC.

By:

Name:	Karla Lewis
Title:	Vice President, Chief Financial Officer and Secretary of the foregoing

CENTRAL PLAINS STEEL CO.

By:

Name:	Karla Lewis
Title:	Vice President, Treasurer and Secretary of the foregoing

LIEBOVICH BROS., INC.

By:

Name:	Karla Lewis
Title:	Vice President, Assistant Treasurer and Assistant Secretary of the foregoing

S-3	First Amendment

ADMINISTRATIVE AGENT

BANK OF AMERICA, N.A.

By:
Name:
Title:

S-4	First Amendment

LENDERS:

BANK OF AMERICA, N.A.

By:
Name:
Title:

S-5	First Amendment

WACHOVIA BANK, N.A., as Syndication Agent and a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-6	First Amendment

JPMORGAN CHASE BANK, N.A., as Documentation Agent and a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-7	First Amendment

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-8	First Amendment

UNION BANK OF CALIFORNIA, N.A.,
as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-9	First Amendment

WELLS FARGO BANK, N.A.,
as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-10	First Amendment

COMERICA BANK,
as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-11	First Amendment

CITICORP NORTH AMERICA, INC.,
as a Lender

By:

Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-12	First Amendment

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-13	First Amendment

FIFTH THIRD BANK,
as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-14	First Amendment

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-15	First Amendment

MIZUHO CORPORATE BANK, LTD.,
as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-16	First Amendment

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-17	First Amendment

THE NORTHERN TRUST COMPANY,
as a Lender

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-18	First Amendment

UBS LOAN FINANCE LLC,
as a Lender

By:
Name:
Title:

By:
Name:
Title:

If the above-signing Lender initials immediately below, such Lender is a party to this Amendment but does not agree to increase its Commitments.

_______ The above signing Lender’s execution of this Amendment signifies only such Lender’s consent to this Amendment, and does not constitute an agreement to increase its Commitments.

If the above-signing Lender initials below, such Lender is a party to this Amendment and agrees to increase its Commitments.

_______ The above-signing Lender hereby agrees to increase such Lender’s Commitment as set forth on Schedule 2.1B.

S-19	First Amendment

SCHEDULE 2.1A
COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$115,000,000	19.166666667%

Wachovia Bank, N.A.	$65,000,000	10.833333333%

JPMorgan Chase Bank, N.A.	$65,000,000	10.833333333%

U.S. Bank National Association	$50,000,000	8.333333333%

Union Bank of California, N.A.	$45,000,000	7.500000000%

Wells Fargo Bank, N.A.	$40,000,000	6.666666667%

Comerica Bank	$30,000,000	5.000000000%

Citicorp North America, Inc.	$25,000,000	4.166666667%

Credit Suisse, Cayman Islands Branch	$25,000,000	4.166666667%

Fifth Third Bank	$25,000,000	4.166666667%

KeyBank National Association	$25,000,000	4.166666667%

Mizuho Corporate Bank, Ltd.	$25,000,000	4.166666667%

PNC Bank, National Association	$25,000,000	4.166666667%

The Northern Trust Company	$20,000,000	3.333333333%

UBS Loan Finance LLC	$20,000,000	3.333333333%

TOTAL	$600,000,000	100.00%

2.1-1	First Amendment

SCHEDULE 2.1B
COMMITMENTS
AND PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Bank of America, N.A.	$136,388,888.89	19.484126984%

Wachovia Bank, N.A.	$75,833,333.33	10.833333333%

JPMorgan Chase Bank, N.A.	$75,833,333.33	10.833333333%

U.S. Bank National Association	$58,333,333.33	8.333333333%

Union Bank of California, N.A.	$50,000,000.00	7.142857143%

Wells Fargo Bank, N.A.	$48,888,888.89	6.984126984%

Comerica Bank	$35,000,000.00	5.000000000%

Citicorp North America, Inc.	$25,000,000.00	3.571428571%

Credit Suisse, Cayman Islands Branch	$29,166,666.67	4.166666667%

Fifth Third Bank	$29,166,666.67	4.166666667%

KeyBank National Association	$31,388,888.89	4.484126984%

Mizuho Corporate Bank, Ltd.	$29,166,666.67	4.166666667%

PNC Bank, National Association	$29,166,666.67	4.166666667%

The Northern Trust Company	$23,333,333.33	3.333333333%

UBS Loan Finance LLC	$23,333,333.33	3.333333333%

TOTAL	$700,000,000	100.00%

2.1-1	First Amendment

SCHEDULE 5.5
CERTAIN LITIGATION

5.5-1	First Amendment

SCHEDULE 5.15
SUBSIDIARIES

5.15-1	First Amendment

SCHEDULE 5.18
CERTAIN TAX MATTERS

5.18-1	First Amendment

SCHEDULE 7.2
INVESTMENTS

7.2-1	First Amendment

SCHEDULE 7.3
EXISTING INDEBTEDNESS

7.3-1	First Amendment

EXHIBIT A
[Form of Compliance Certificate]

A-1	First Amendment

EXHIBIT B-1
[Form of Opinion of Lord Bissell &Brook LLP, Counsel to Borrower Parties]

B-1	First Amendment

EXHIBIT B-2
[Form of Opinion of General Counsel]

B-1	First Amendment

EXHIBIT C
ITEMS TO BE DELIVERED ON OR BEFORE
THE FIRST AMENDMENT EFFECTIVE DATE
     (i) (a) a copy of the EMJ Merger Agreement as executed by all parties and each of the other EMJ Transaction Documents described in clauses (i) through (vi) of the definition of such term and (b) any amendments, supplements or modifications thereto, in each case not including their respective schedules and exhibits, will be provided within 10 days after the later of (x) the date of the First Amendment to Credit Agreement and (y) the date of execution thereof (other than the unamended EMJ Transaction Documents described in clause (i), (ii), (iii), (v) and (vi) of the definition of such term, which were delivered to Lenders prior to the date of the First Amendment to Credit Agreement), which copies shall be certified by Borrowers when being delivered as being true and correct copies of such documents;
     (ii) on or before the First Amendment Effective Date, a copy of the certificate of merger as executed relating to the EMJ Merger (file stamped by the Secretary of State of the State of Delaware or, at the discretion of Administrative Agent, written confirmation that such certificate has been filed and accepted by such Secretary of State) and the certificate of incorporation and bylaws of EMJ that have become effective after the EMJ Merger, which certificate of incorporation and bylaws shall be certified by Borrowers as being true, correct and complete copies and as being in full force and effect);
     (iii) on or before the First Amendment Effective Date, a certificate signed by a Responsible Officer of Borrowers addressed to Administrative Agent and Lenders certifying that:
     (a) the EMJ Acquisition and the EMJ Merger have been consummated in accordance with the EMJ Transaction Documents concurrently with the funding of the Loans on the First Amendment Effective Date and no term or condition of the EMJ Transaction Documents has been amended, supplemented, waived or otherwise modified in any respect determined by Administrative Agent to be material without the prior written consent of Administrative Agent;
     (b) all conditions to the EMJ Acquisition and the EMJ Merger set forth in the EMJ Transaction Documents have been satisfied or the fulfillment of any such conditions reasonably determined by Administrative Agent to be material have been waived with the consent of Administrative Agent, except for those conditions that by their terms are to be fulfilled after the effectiveness of the EMJ Merger;
     (c) the total aggregate cash consideration paid or payable by RSA and its Subsidiaries in connection with the EMJ Acquisition (including without limitation for any dissenters’ shares and stock options) is not in excess of $500,000,000 and the total non-cash consideration (including in the form of Common Stock) paid or payable by RSA and its Subsidiaries in connection with the EMJ Acquisition (including without

C-1	First Amendment

limitation for any dissenters’ shares and stock options) has a value that is not in excess of $500,000,000;
     (d) the EMJ Acquisition and the EMJ Merger have concurrently with the funding of the Loans on the First Amendment Effective Date become effective in accordance with the terms of the EMJ Transaction Documents and the laws of the State of Delaware;
     (e) EMJ Companies have concurrently with the funding of the Loans on the First Amendment Effective Date become Wholly-Owned Subsidiaries of RSA and EMJ Companies (including EMJ Acquisition Sub) have been designated as “Restricted Subsidiaries” under the note purchase agreements described in Schedule 7.3 of the Credit Agreement;
     (f) the existing credit agreement of EMJ Companies with Deutsche Bank Trust Company Americas and related loan documents (including guaranties and collateral documents) are concurrently with the funding of the Loans on the First Amendment Effective Date being paid in full and terminated, that all Liens relating thereto have been or shall be promptly released, and Administrative Agent has been furnished with a payoff letter (which payoff letter shall be in form and substance satisfactory to Administrative Agent) effectuating the foregoing matters described in this clause (f);
     (g) a credit facility has been executed and delivered between RSA and EMJ pursuant to which RSA can make loans to EMJ and such credit facility constitutes, and qualifies as, the “Revolver Credit Facility” (as such term is defined in the EMJ Indenture);
     (h) (1) both before and after giving effect to the EMJ Acquisition, the Loans made under the Credit Agreement on the First Amendment Effective Date and the other transactions contemplated by the EMJ Transaction Documents, (A) no Default or Event of Default under the Loan Documents has occurred and is continuing or results from the consummation of the EMJ Acquisition, the other transactions contemplated by the EMJ Transaction Documents or the making of the Loans under the Credit Agreement on the First Amendment Effective Date, (B) the representations and warranties contained in Section 5 of the Credit Agreement as amended by the First Amendment to Credit Agreement are and will be true, correct and complete in all material respects on and as of the First Amendment Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date, and (C) no “Default” or “Event of Default” (as each such term is defined in the applicable note purchase agreements described in Schedule 7.3 of the Credit Agreement, the EMJ Indenture or the EMJ Merger Agreement, as the case may be) under such note purchase agreements and the related documents (collectively, the “Note Purchase Documents”), the EMJ Indenture Documents or the EMJ Transaction Documents, as applicable, has occurred and is continuing or results from the consummation of the EMJ Acquisition, the other transactions contemplated by the EMJ

C-2	First Amendment

Transaction Documents or the making of the Loans under the Credit Agreement on the First Amendment Effective Date, (2) there are no material pending or, to the knowledge of Borrowers, threatened litigation or other action relating to the EMJ Acquisition, (3) EMJ and EMJ Acquisition Sub have complied with all of the provisions of Article V of the EMJ Indenture in respect of the EMJ Merger (including the requirement for delivery of the officers’ certificate and opinion of counsel required under Section 501 of the EMJ Indenture and the officers’ certificate required to be delivered under Section 502 of the EMJ Indenture, a copy of each of which is attached hereto as Annex B), (4) an omnibus amendment to each of the note purchase agreements listed on Schedule 7.3 to the Credit Agreement has been executed and delivered by RSA and the Required Holders (as defined in each such note purchase agreement) thereof and consented to by each Material Domestic Subsidiary and any other guarantor of the obligations under any such note purchase agreement and each condition to effectiveness of such omnibus amendment has been fulfilled or waived and such omnibus amendment has become effective, and (5) EMJ Acquisition Sub and each EMJ Company (including EMJ before and after the EMJ Merger) are not guarantors under the note purchase agreements listed on Schedule 7.3 to the Credit Agreement;
     (i) as of the First Amendment Effective Date, immediately after giving effect to EMJ Acquisition, Consolidated Net Worth has increased by not less than $200,000,000 as a result of the EMJ Acquisition. The aggregate increase in Shareholders’ Equity of RSA and its Subsidiaries on the First Amendment Effective Date by reason of the issuance and sale of capital stock of RSA or any of its Subsidiaries in connection with the EMJ Acquisition is not less than $200,000,000. As of the First Amendment Effective Date, after giving effect to the EMJ Acquisition and the transactions contemplated by the EMJ Transaction Documents, the aggregate amount of outstanding Indebtedness and Life Insurance Policy Loans of EMJ Companies does not exceed $600,000,000 and is as set forth on Annex A attached hereto; and
     (j) as of the First Amendment Effective Date, the EMJ Indenture Documents have not been amended, supplemented or otherwise modified other than pursuant to (1) the supplemental indenture required pursuant to Section 501(a)(ii) of the EMJ Indenture and (2) any other amendment or supplement thereto, including without limitation, changes in Fiscal Year and other administrative matters not materially adverse to Lenders, in each case a copy of which has been furnished to Lenders.
          (iv) on or before March 15, 2006, the results of a recent search, by a Person satisfactory to Administrative Agent, of UCC financing statements and fixture filings and judgment and tax lien filings which may have been made with respect to any personal or mixed property of the EMJ Companies, together with copies of all such filings disclosed by such search and UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate such UCC financing statements or fixture filings to the extent such filings and the Liens related thereto are not permitted under the Credit Agreement and reasonably requested by Administrative Agent;

C-3	First Amendment

          (v) at least 10 Business Days prior to the First Amendment Effective Date, an omnibus amendment to each of the note purchase agreements listed on Schedule 7.3 to the Credit Agreement, in form and substance reasonably satisfactory to Administrative Agent, executed by RSA and the Required Holders (as defined in each such note purchase agreement) thereof and consented to by each Material Domestic Subsidiary and any other guarantor of the obligations under any such note purchase agreement;
          (vi) on or before the First Amendment Effective Date, an executed copy of the EMJ Indenture, together with an executed copy of the supplemental indenture required pursuant to Section 501(a)(ii) of the EMJ Indenture in form and substance reasonably satisfactory to Administrative Agent;
          (vii) at least 10 Business Days prior to the First Amendment Effective Date, the consolidated pro forma balance sheet of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) as at December 31, 2005, and the related consolidated pro forma statement of income of RSA and its Subsidiaries (after giving effect to the EMJ Acquisition) for the twelve months then ended, certified by the chief financial officer of RSA;
          (viii) on or before the First Amendment Effective Date, with respect to the Borrower Parties, such documentation as may be required to establish the due organization, valid existence and good standing of each Borrower Party in the jurisdiction in which it is organized, its authority to execute, deliver and perform this Amendment, the New Notes and any other Loan Documents to which it is a party, the identity, authority and capacity of each Responsible Officer thereof authorized to act on their behalf, including certified copies of articles or certificate of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing, certificates of corporate resolutions, incumbency certificates, certificates of Responsible Officers, and the like (it being understood that (i) with respect to the articles or certificate of incorporation, bylaws and other charter documents of the Borrower Parties, copies of such documents shall not be required to be delivered so long as Borrowers deliver a certificate of a Responsible Officer of Borrowers certifying that (a) a true, correct and complete copy of such documents were delivered to Lenders on the Closing Date and (b) such documents have not been amended, rescinded or modified since the Closing Date and each such document remains in full force and effect, and (ii) with respect to certificates of good standing of any Borrower Party, Borrowers shall not be required to deliver such certificates for any jurisdiction for such Borrower Party other than the jurisdictions of organization of such Borrower Party); and
          (ix) on or before the First Amendment Effective Date, with respect to EMJ Acquisition Sub and EMJ Companies, such documentation as may be required to establish the due organization, valid existence and good standing of EMJ Acquisition Sub and each EMJ Company, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified (where failure to be qualified could reasonably be expected to result in a Material Adverse Effect), including certified copies of articles or certificate of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, certificates of corporate resolutions, incumbency certificates, certificates of Responsible Officers, and the like (it being understood that with respect to certificates of good standing and/or qualification of EMJ Acquisition Sub or

C-4	First Amendment

any EMJ Company, Borrowers shall not be required to deliver such certificates for any jurisdictions for EMJ Acquisition Sub or such EMJ Company, as applicable, other than the jurisdictions set forth in an exhibit attached thereto so long as Borrowers deliver a certificate of a Responsible Officer of Borrowers certifying that (a) EMJ Acquisition Sub’s or such EMJ Company’s jurisdiction of organization, as the case may be, is as set forth in such exhibit, and (b) such jurisdictions listed on such exhibit are all of the jurisdictions in which EMJ Acquisition Sub or such EMJ Company, as the case may be, is either organized or is required to be qualified (where failure to be qualified could reasonably be expected to result in a Material Adverse Effect)).

C-5	First Amendment

EXHIBIT D-1
[Form of Opinion of Outside Counsel to Borrower Parties
with respect to the Master Subsidiary Guaranty]

D-1	First Amendment

EXHIBIT D-2
[Form of Opinion of General Counsel with respect to the Master Subsidiary Guaranty]

D-2	First Amendment